Dennis G. Newkirk
                                                          (281) 423-3332


                                                               EXHIBIT 99.1





FOR IMMEDIATE RELEASE


                        NL REPORTS THIRD QUARTER EARNINGS


HOUSTON, TEXAS -- October 17, 1997 -- NL Industries, Inc. (NYSE:NL) reported net income for the third quarter of 1997 of $9.8 million, or $.19 per share, compared to a net loss in the third quarter of 1996 of $4.2 million, or $.08 per share. NL reported a net loss in the first nine months of 1997 of $23.6 million, or $.46 per share, compared to net income in the first nine months of 1996 of $21.1 million, or $.41 per share. The 1997 results include a first-quarter $30 million noncash charge, or $.59 per share, related to NL's adoption of the AICPA's Statement of Position No. 96-1, "Environmental Remediation Liabilities."


Operating income of Kronos' titanium dioxide pigments ("TiO2") business in the third quarter of 1997 was $24.9 million, $15.2 million more than the third quarter of 1996, including income of $9.7 million resulting from refunds of German franchise taxes from prior years. Kronos' average TiO2 selling prices for the third quarter of 1997 were 1% higher than the third quarter of 1996 and 3% higher than the second quarter of 1997. Selling prices at the end of the third quarter of 1997 were 2% higher than the average for the quarter. Kronos achieved record third quarter sales volumes reflecting continued strong TiO2 demand, particularly in Europe. Kronos' third quarter and nine month sales volumes increased 7% and 12%, respectively, from the year-earlier periods. The Company expects further increases in its TiO2 selling prices during the fourth quarter of 1997.

Rheox's operating income of $12.3 million in the third quarter of 1997 was $2.5 million higher than the year-earlier period due to higher sales and production volumes.

Corporate expenses, net in the first nine months of 1997 includes the firstquarter $30 million noncash charge mentioned above.

NL Industries, Inc. is a major international producer of titanium dioxide pigments and specialty chemicals.

The statements in this release relating to matters that are not historical facts are forward-looking statements that involve risks and uncertainties, including, but not limited to, future global economic and political conditions, global TiO2 production capacity and the amount and timing of capacity changes, competitive products and prices, and other risks and uncertainties detailed in the Company's Securities and Exchange Commission filings. Actual results could differ materially from those forecasted or expected.

                               NL INDUSTRIES, INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                      (In millions, except per share data)
                                   (Unaudited)



                                             Quarters ended    Nine months ended
                                              September 30,      September 30,
                                             1996     1997     1996     1997
Net sales
  Kronos                                     $215.1   $210.4   $649.7   $629.2
  Rheox                                        33.4     37.8    102.4    111.3
                                             ------   ------   ------   ------

                                             $248.5   $248.2   $752.1   $740.5
                                             ======   ======   ======   ======

Operating income
  Kronos                                     $  9.7   $ 24.9   $ 64.6   $ 50.4
  Rheox                                         9.8     12.3     32.9     34.6
                                             ------   ------   ------   ------

    Operating income                           19.5     37.2     97.5     85.0

General corporate income (expense):
  Expenses, net                               (4.5)    (5.2)    (8.8)   (43.0)
  Interest expense                           (18.5)   (19.5)   (56.1)   (57.9)
                                             ------   ------   ------   ------

    Income (loss) before income taxes         (3.5)     12.5     32.6   (15.9)

Income tax expense                             (.7)    (2.7)   (11.5)    (7.7)
                                             ------   ------   ------   ------

    Net income (loss)                       $ (4.2)   $  9.8   $ 21.1  $(23.6)
                                             ======    ======   ======  ======

Per share of common stock                   $ (.08)   $  .19   $  .41  $ (.46)
                                             ======    ======   ======  ======

Weighted average common shares
 outstanding                                   51.1     51.6     51.4     51.1
                                             ======   ======   ======   ======
